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                                                                   EX-99.B(j)(A)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the Capital Growth Fund, Dividend Income Fund, Endeavor Large Cap Fund, Endeavor Select Fund, Equity Index Fund, Growth Fund, Growth and Income Fund, Large Cap Growth Fund, Large Company Core Fund, U.S. Value Fund, and Value Fund, eleven funds of Wells Fargo Funds Trust, dated September 20, 2006, respectively, incorporated herein by reference, and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" in the statement of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 30, 2006